Exhibit 99.1

NEWS RELEASE DATED 6-20-2003

For Additional Information,
Contact Robert O. Bratton,
Chief Financial Officer
(704) 688-4473
or
Jan H. Hollar,
Director of Finance
(704) 688-4467

FOR IMMEDIATE RELEASE
June 20, 2003

First Charter Announces: Initiatives to Improve Asset Quality and
Reposition its Balance Sheet; Increased Provision Expense; and
Lower Earnings Estimates

Charlotte, North Carolina – First Charter Corporation (NASDAQ: FCTR) today announced several initiatives designed to improve asset quality and to reposition and strengthen its balance sheet in the current weak economic environment. The effect of these initiatives and the current adverse business conditions are expected to result in an increased provision for loan losses. Consequently, second quarter and full year 2003 earnings are expected to be below our previous earnings guidance.

Loan Sales
First Charter has sold to investors approximately $56.6 million in nonaccruing and accruing higher risk loans. Further, First Charter has under contract an additional $3.9 million which it anticipates will close by June 30, 2003. The rationale for these sales is to improve asset quality of the loan portfolio and to contain the financial risk of the aforementioned loans. Management estimates that the Corporation will eliminate significant future collection costs while allowing the Corporation to focus additional efforts on growing core business. Based on these sales, we forecast the following asset quality ratios:

		Forecast
	First Quarter	Second Quarter
Asset Quality (1)	2003	2003 (2)

Problem Assets
Classified Assets/Net Loans	4.71%	1.90% to 2.10%
Nonperforming Loans
Nonperforming Loans/Net Loans	1.44%	0.50% to 0.65%
Nonperforming Assets
Nonperforming Assets/Net Loans and Foreclosed Properties	1.97%	0.85% to 1.00%
Charge-offs
Net Charge-offs/Net Loans — annualized (3)	0.43%	0.42% to 0.48%
Allowance for Loan Losses
Allowance for Loan Losses/Net Loans	1.28%	1.13% to 1.17%
Allowance for Loan Losses/Nonperforming Loans	88%	180% to 210%

(1)	Ratios exclude loans held for sale.

(2)	Forecasted ratios assume the completion of the pending loan sale.

(3)	Excludes the reduction in the allowance for loan losses related to the loan sales.

Provision for Loan Losses
The provision for loan losses for the second quarter of 2003 is estimated to be between $19.5 million and $20.5 million compared to $2.1 million for the first quarter of 2003. The increase in the provision for loan losses will be attributable to the following components:

(a)  As a result of deteriorating financial results of several large commercial relationships and recently received independent appraisals of collateral, the Corporation expects to add approximately $7.0 million to $8.0 million to the provision for loan losses. The decrease in appraised values and deteriorating financial results reflect the impact of the continued weakness in the economy on these customers. The aforementioned impacted relationships have been or are expected to be sold as part of the loan sales.

(b)  The Corporation will make an additional provision of between $4.0 million and $5.0 million related to the discount taken in the aforementioned loan sales. Such a discount is customary in a sale of nonaccruing and accruing higher risk loans to compensate the buyer for assuming the longer-term risk of owning and resolving such loans.

(c)  As a result of the impact of the aforementioned loan sales on the loss ratios used in the allowance model and Management’s continuous evaluation of the current economic environment and operational risks, the Corporation expects to add between $2.5 million and $3.0 million to the provision for loan losses.

(d) The Corporation has identified approximately $12.9 million of residential rental property loans that appear to have questionable appraisals and collateral value. This matter has been reported to authorities and is under investigation. As a result, the Corporation has increased the provision for loan losses by approximately $2.4 million. As the investigation continues, it is possible that an additional provision for loan losses may be required with respect to these loans.

Repositioning of the Securities Portfolio
The decline in interest rates across the yield curve has increased prepayments on certain mortgage-backed securities in our available for sale securities portfolio. In addition, the increasing speed of amortization of premiums associated with these securities has reduced their effective yield. In order to stabilize cash flows and effective yields, the Corporation has sold $276 million of mortgage-backed securities, which had above current market rates and accelerating prepayment speeds. These sales generated gains of approximately $5.0 million.

Prior to the end of the quarter, Management anticipates the sale of an additional $175 million to $200 million in callable agency securities and mortgage-backed securities, which are experiencing accelerating prepayment speeds. Depending upon market conditions, these sales could generate gains of $2.0 million to $3.0 million.

Proceeds from the sales have been and will be reinvested in shorter term, lower coupon mortgage-backed securities in order to stabilize cash flows and effective yields.

Repositioning Liabilities
Prior to the end of the quarter, the Corporation expects to prepay approximately $50 million in longer-term, fixed rate Federal Home Loan Bank advances which carry a weighted average rate in excess of 4.40%. The costs associated with the prepayment of the advances are expected to be $7.0 million to $8.0 million. This prepayment is estimated to result in lower interest expense of approximately $0.9 million for the remainder of the year.

Reduced Interest Income
As previously mentioned, the Corporation has sold certain high risk accruing loans. The reinvestment of these proceeds will be made in lower yielding assets. In addition, the Corporation has experienced slower loan growth during the quarter than previously anticipated. Also, as a result of greater than anticipated prepayment speeds and the restructuring discussed above, the bond portfolio has produced lower yields than those included in Management’s earlier projections. The impact of these factors is projected to result in lower interest income for the quarter of approximately $2.7 million to $3.2 million.

Sale of Other Real Estate
During the second quarter, the Corporation sold the two largest properties in the other real estate portfolio. These properties were sold in cash transactions valued at $4.7 million for a gain of $0.3 million.

Earnings Impact
Based on the matters discussed in this release, the Corporation estimates a loss for the quarter of $3.0 million to $4.5 million or $.10 per share to $.15 per share. Management will provide guidance for the remainder of the year during its regularly scheduled conference call in July.

Conference Call
First Charter executive management will be available via telephone conference to discuss the contents of this press release on Friday, June 20, 2003 at 11:00 a.m. The following table outlines access information for the conference call and internet/audio replay:

	US/Canada Participants	International Participants

Live Conference Call	800-379-3953 ID # 1218300	706-679-5254 ID # 1218300
Internet Live and Replay	www.FirstCharter.com “Investor Relations” section SHOW # 112162	www.FirstCharter.com “Investor Relations” section SHOW # 112162
Audio Replay	800-642-1687 ID # 1218300	706-645-9291 ID # 1218300

Internet replays of this conference call will be made available for 30 days following the conference call and audio replays will be made available for 5 days following the conference call.

Corporate Profile
First Charter Corporation is a regional financial services company with assets of $4.0 billion and is the holding company for First Charter Bank. First Charter operates 53 financial centers, five insurance offices and 93 ATMs located in 17 counties throughout the piedmont and western half of North Carolina. First Charter also operates one mortgage origination office in Virginia. First Charter provides businesses and individuals with a broad range of financial services, including banking, financial planning, funds management, investments, insurance, mortgages and a full array of employee benefit programs. Additional information about First Charter can be found by visiting www.FirstCharter.com or by calling 1-800-601-8471. First Charter’s common stock is traded under the symbol “FCTR” on the NASDAQ National Market.

Forward Looking Statements
This news release contains forward looking statements with respect to the financial conditions and results of operations of First Charter Corporation. These forward looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) projected results in connection with the implementation of our business plan are lower than expected; (2) competitive pressure among financial services companies increases significantly; (3) costs or difficulties related to the integration of acquisitions or expenses in general are greater than expected; (4) general economic conditions, in the markets in which the company does business, are less favorable than expected; (5) risks inherent in making loans, including repayment risks and risks associated with collateral values, are greater than expected; (6) changes in the interest rate environment reduce interest margins and affect funding sources; (7) changes in market rates and prices may adversely affect the value of financial products; (8) legislation or regulatory requirements or changes thereto adversely affect the businesses in which the company is engaged; (9) regulatory compliance cost increases are greater than expected; and (10) decisions to change the business mix of the company. For further information and other factors which could affect the accuracy of forward looking statements, please see First Charter’s reports filed with the SEC pursuant to the Securities Exchange Act of 1934 which are available at the SEC’s website (www.sec.gov) or at First Charter’s website (www.FirstCharter.com). Readers are cautioned not to place undue reliance on these forward looking statements, which reflect management’s judgments only as of the date hereof. The company undertakes no obligation to publicly revise those forward looking statements to reflect events and circumstances that arise after the date hereof.